EXHIBIT 99.1
LIONSGATE CLOSES INNOVATIVE FILM FINANCING
Transaction Covers 23 Films And Will Support Continued
Growth of Lionsgate Theatrical Slate
SANTA MONICA, CA, and VANCOUVER, BC, May 29, 2007 — As part of the continued growth of its motion picture business, Lionsgate (NYSE: LGF), the leading independent filmed entertainment studio, announced today that it closed a theatrical slate financing deal on Friday, May 25. The deal creates a funding entity, LG Film Finance I, LLC, which will be co-owned by Lionsgate and privately-owned Pride Pictures LLC, which was formed specifically for this transaction. The fund will provide an aggregate of up to $400 million in financing for the production, acquisition, marketing and distribution of theatrical feature films, inclusive of Lionsgate’s matching contributions.
The slate covered by the financing is expected to be comprised of 23 films over the next three years, kicking off with last weekend’s wide release of director William Friedkin’s critically-acclaimed BUG, starring Ashley Judd, and including such upcoming wide releases as the teen comedy GOOD LUCK, CHUCK, starring Dane Cook and Jessica Alba, the action film WAR, teaming Jet Li and Jason Statham, and the highly-anticipated 3:10 TO YUMA, starring Academy Award®-winner Russell Crowe and Christian Bale and directed by James Mangold.
“This deal underscores our commitment to maintain our conservative risk profile while preserving the upside potential of our releases as we continue to grow the business,” said Lionsgate Chief Executive Officer Jon Feltheimer. “This partnership is a win/win for Lionsgate and the other participants in the financing. It is the next logical step in the ongoing execution of our business plan, and we will continue to explore other innovative financing opportunities as well.”
Concurrently with the LG Film Finance transaction, Pride Pictures closed on a set of related financing transactions which raised gross proceeds of $204 million that, net of fees and expenses, will be committed to the aggregate financing of up to $400 million, with Lionsgate providing the balance. Goldman, Sachs & Co. acted as exclusive placement agent for the Pride Pictures transaction. Goldman Sachs and Jefferies & Company acted as co-placement agents for the issuance of a mezzanine debt facility and equity, and Goldman Sachs Credit Partners L.P. and JPMorgan Securities Inc. acted as joint lead arrangers on the senior debt financing.

The agreement was orchestrated by Lionsgate General Counsel and EVP Corporate Operations Wayne Levin and EVP Business & Legal Affairs Jim Gladstone. The law firms Heenan Blaikie LLP and Liner Yankelevitz Sunshine & Regenstreif LLC served as Lionsgate’s outside counsel on the deal and Gibson, Dunn & Crutcher LLP and O’Melveny & Myers LLP advised Goldman Sachs and Jefferies.
Lionsgate is the leading independent producer and distributor of motion pictures, television programming, home entertainment, family entertainment and video-on-demand content, releasing approximately 20 feature films annually, including the SAW, Tyler Perry and HOSTEL franchises and the 2006 Best Picture Academy Award ® winner CRASH. The Company’s prestigious and prolific filmed entertainment library of more than 10,000 titles is a reliable, recurring source of revenue that serves as a foundation for the growth of the Company’s diversified core businesses. The Lionsgate brand name is synonymous with original, daring, quality entertainment in markets around the globe.
www.lionsgate.com
For further information, please contact:
Peter D. Wilkes
310-255-3726
pwilkes@lionsgate.com
Kelli Easterling
310-255-4929
keasterling@lionsgate.com
The matters discussed in this press release include forward-looking statements. Such statements are subject to a number of risks and uncertainties. Actual results in the future could differ materially and adversely from those described in the forward-looking statements as a result of various important factors, including risk factors as set forth in Lions Gate Entertainment Corp.’s 10-K filed with the Securities and Exchange Commission on June 14, 2006. The Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements that may be made to reflect any future events or circumstances.

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